UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 31, 2008

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MECHANICAL TECHNOLOGY, INCORPORATED

(Exact name of registrant as specified in charter)

New York	0-6890	14-1462255
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

431 New Karner Road, Albany, New York 12205

(Address of Principal Executive Offices) (Zip Code)

(518) 533-2200

(Registrant’s telephone number, including area code)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Lim Agreement

On December 31, 2008, Mechanical Technology, Incorporated (“MTI” or the “Company”) and Peng K. Lim, Chairman and Chief Executive Officer of the Company and President and Chief Executive Officer of MTI MicroFuel Cells Inc. (“MTI Micro”), entered into an amended and restated employment agreement (the “Agreement”) to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the final Treasury regulations and guidance issued thereunder (“Section 409A”). The Agreement supersedes Mr. Lim’s prior employment agreement dated May 4, 2006.

In addition to the changes required to comply with Section 409A, the Compensation Committee increased Mr. Lim’s annual base salary to $350,000 from $300,000, effective January 1, 2009. However, in an effort to reduce the Company’s cash requirements, Mr. Lim’s base salary will be reduced by $8,333 per month in January 2009 and February 2009. In consideration of his past services, the postponement of his last annual salary increase from his May anniversary date and the salary reduction in January and February 2009, on April 30, 2009, Mr. Lim will be paid $50,000 of equity interests in MTI Micro Series-A preferred stock or MTI Micro common stock, or he will be issued an MTI Micro secured demand note in the amount of $50,000.

Mr. Lim’s Agreement also provides for the following: 1) eligibility for a retention bonus based on the achievement of two milestones, each of which will result in a cash payment of $87,500, or 25% of Mr. Lim’s new annual salary; 2) eligibility for future bonus arrangements with a targeted annual payout equal to 50% of his annual base salary; 3) an option grant to purchase 70,000 shares of MTI stock at the price per share on the date of grant, of which options for 50% of the shares will vest immediately and options for 50% of the shares will vest quarterly over a period of three years; and 4) a recommendation to receive options in MTI Micro, representing approximately 7% of the total equity in MTI Micro post Series-A stock, if MTI Micro obtains a Series-A preferred stock financing.

Other terms of Mr. Lim’s employment agreement, dated May 4, 2006, remain generally unchanged.

A copy of the amended Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

Prueitt Agreement

On December 31, 2008, MTI Micro and Mr. James K. Prueitt, Vice President of Engineering and Operations of MTI Micro, entered into an amended and restated employment agreement (the “Agreement”) to comply with the requirements of Section 409A. The Agreement supersedes Mr. Prueitt’s prior employment agreement dated April 3, 2006.

Mr. Prueitt’s Agreement, which became effective December 30, 2008, provides for the following: 1) an annual base salary of $188,300; 2) eligibility for a retention bonus based on the achievement of two milestones, each of which will result in a cash payment equal to 5% of Mr. Prueitt’s annual salary; and 3) a recommendation to receive options in MTI Micro, representing approximately 2.34% of the total equity in MTI Micro stock, if MTI Micro obtains a Series-A preferred stock financing.

The Agreement also provides that if Mr. Prueitt is terminated without cause, he shall receive 100% of his regular base salary and continued coverage under MTI Micro’s health insurance plan for four months, on the same terms as during his employment. If Mr. Prueitt is terminated in anticipation of or in connection with a Change of Control of MTI Micro or of MTI, if MTI Micro is a subsidiary of MTI at the time, and he is terminated within six months of the Change of Control, he shall receive 100% of his regular base salary and continued coverage under MTI Micro’s health insurance plan for six months, on the same terms as during his employment.

A copy of the amended Agreement will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MECHANICAL TECHNOLOGY, INCORPORATED
Date: January 7, 2009	By:	/S/ PENG K. LIM
	Name:	Peng K. Lim
	Title:	Chairman and Chief Executive Officer

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